2008 EMPLOYMENT AGREEMENT

Columbia River Bank - ______________

This Employment Agreement (the "Agreement") is made and entered into this 16th day of April, 2008 by and between Columbia River Bank, an Oregon corporation (“Bank”) and ___________________ ("Employee").

RECITALS

(1) Bank is a state-chartered Oregon financial institution, and is the wholly owned subsidiary of Columbia Bancorp (“Bancorp“). Bancorp’s principal office is at 401 East Third Street, Suite 200, The Dalles, Oregon 97058.

(2) Bank desires to employ Employee as an officer of Bank on the terms and conditions set forth herein.

Now, therefore, it is agreed:

1. Relationship and Duties.

1.1 Employment and Title. Bank shall employ Employee as an officer of Bank with such title as the Chief Executive Officer of the Bank shall designate. Subject to the terms and conditions hereof, employee shall perform such duties and exercise such authority as are customarily performed and exercised by persons holding such office, subject to the general direction of the Chief Executive Officer of the Bank and of the Boards of Directors of Bancorp and the Bank. Such services and duties shall be exercised in good faith and in accordance with standards of reasonable business judgment. As used herein, references to “Bank” shall be deemed to also refer to and include Bancorp where the context requires.

1.2 Duties; Conflicts. Employee shall devote his full time, attention and efforts to the diligent performance of his duties as an officer of the Bank. Employee will not accept employment with any other individual, corporation, partnership, governmental authority or any other entity, or engage in any other venture for profit which Bancorp, or any subsidiary, parent, sister or affiliated corporation of Bancorp, considers to be in conflict with their best interests or to be in competition with their business, or which may interfere in any way with Employee's performance of his duties hereunder.

1.3 Service on Other Company Boards. Nothing in the Agreement shall prohibit Employee from serving on the board of directors of any profit or non-profit corporation not in direct competition with Bancorp or with any subsidiary, parent, sister or affiliated corporation of Bancorp. In addition, Employee may own stock in any other corporation whether or not the stock is publicly traded; provided, that if such corporation operates a business in competition with Bancorp Employee may not own more than five percent (5%) of the outstanding shares of such corporation.

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2. Term of Employment.

2.1 Two-Year Term. The term of employment under the Agreement shall begin on April 16, 2008 and end on April 15, 2010.

3. Termination.

3.1 Definition. As used in the Agreement, "termination" shall mean the termination of Employee's employment relation with Bank, whether initiated by Bank or by Employee, and whether for cause or without cause.

3.2 Termination Events. Notwithstanding any other provisions of the Agreement, the employment of Employee shall terminate immediately on the earlier to occur of any of the following:

3.2.1 Employee's death;

3.2.2 Employee's complete disability. "Complete disability" as used herein shall mean the inability of Employee, due to illness, accident, or other physical or mental incapacity, to perform the services required under the Agreement for an aggregate of ninety (90) days within any period of 180 consecutive days during the term hereof; provided, however, that disability shall not constitute a basis for discharge for cause;

3.2.3 The discharge of Employee by Bank for cause. "Cause" as used herein shall mean (i) Employee's gross negligence or willful misconduct as shall constitute, as a matter of law, a breach of the covenants and obligations of Employee hereunder; (ii) failure or refusal of Employee to comply with the provisions of the Agreement; (iii) Employee's conviction by any duly constituted court with competent jurisdiction of a crime (other than traffic offenses); (iv) Employee's malfeasance or incompetence, provided that in applying this criteria Bank shall not be unreasonable or arbitrary, and provided further that prior to effecting a dismissal under this Section (iv) Bank shall afford Employee with fair and reasonable warning and with a fair and reasonable opportunity to cure any defects in Employee's performance.

3.3 Termination by Employee. Employee may terminate his employment with Bank with or without cause by giving thirty (30) days written notice of termination. "Cause" as used herein shall include Bank’s failure or refusal to comply with the provisions of the Agreement.

3.4 Effect of Termination. The termination of Employee's employment shall constitute a tender by Employee of his resignation as an officer of Bank, and as a member of any board of directors or board committees of Bancorp or its affiliates if Employee is a member thereof at the time of termination.

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3.5 Payment on Termination. If Employee's employment is terminated by Employee with or without cause, or by Bank with or without cause, Employee shall be paid all base salary and benefits accrued under the Agreement as of the termination date.

3.6 Performance Bonus. If Employee's employment is terminated by Employee with cause, or by Bank without cause, Employee shall be paid, in addition to the amounts payable under Sections 3.5 and 3.6 of the Agreement: (i) all non-forfeitable deferred compensation, if any; and (ii) unpaid performance bonus payments, if any, payable under Section 4.2 of the Agreement, which shall be declared earned and payable based upon performance up to, and shall be pro-rated as of, the date of termination. Employee shall not be entitled to such unpaid performance bonus payments if Employee's employment is terminated by Bank with cause, or by Employee without cause.

4. Compensation.

4.1 Base Salary. For the period beginning April 16, 2008 and ending April 15, 2010, Employee shall be paid an annual base salary of ________, payable in equal bimonthly installments and subject to any deductions required by law.

4.2 Performance Bonus. Employee shall be entitled to consideration for annual performance bonus compensation for each calendar year constituting a percentage of annual base salary earned from his employment by Bank during such calendar year. Bonus compensation shall be subject to any deductions required by law. The Bank or Bancorp Board shall timely, and at least once yearly, determine the amount of and the formulas and methods for establishing such bonus compensation. The amount of such bonus compensation shall at all times be discretionary, and Bank may decline to award a performance bonus to Employee in any year.

4.2.1 Employee shall be entitled to a pro-rata performance bonus for less than a full year of performance if Employee's employment is terminated by Employee with cause, or by the Bank without cause (including termination following a change of control as described in Section 7.4 of the Agreement), prior to the date on which Employee would otherwise be entitled to consideration for Employee’s annual performance bonus. In such circumstances, such pro-rata performance bonus shall be declared earned and payable as of the date of termination.

5. Benefits; Purchase of Shares.

5.1 Eligibility for General Benefits. Employee shall be eligible to participate in any plan of Bank or its affiliates relating to stock options, stock purchases, profit sharing, group life insurance, medical coverage, education and other retirement or employee benefits that Bank or its affiliates may adopt for the benefit of employees.

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5.2 Additional Benefits. Employee shall be eligible to participate in any other benefits which may be or become applicable to Bank’s executive employees of similar rank. In addition, Employee shall be entitled to: (i) a reasonable expense account for use in connection with Bank business; and (ii) any other benefits which in Bank’s judgment are commensurate with the responsibilities and functions to be performed by Employee under the Agreement, including the payment of reasonable expenses for attendance by Employee and Employee's spouse at annual meetings of the Oregon Bankers Association.

5.3 Car Allowance. Employee may receive the use of Bank-owned vehicle in accordance with Bank policies.

5.4 Share Ownership. During the term of the Agreement, including extensions, Employee shall purchase shares of Bancorp Stock, including purchases through the exercise of stock options, in accordance with the share ownership policies and requirements established by Bancorp or Bank management in effect from time to time for employees of comparable rank.

6. Vacations and Leaves.

6.1 Paid Vacation. During the term of the Agreement, Employee shall be entitled to annual paid vacation benefits identical to those offered to employees of Bank holding executive vice president or higher positions. The timing of vacations shall be scheduled in a reasonable manner by Employee. Employee shall not be entitled to receive any additional compensation from Bank on account of his failure to take a vacation, and may not accumulate unused vacation time from one calendar year to the next.

6.2 Leaves With or Without Pay. The Bank Board may grant Employee a leave or leaves of absence, with or without pay, at such time or times and upon such terms and conditions as the Board may determine.

6.3 Mandatory Absence. In each calendar year Employee shall be absent from Bank for one period of two consecutive weeks. Such period may include vacation, leave, sick leave, attendance at seminars or conventions, or any combination thereof.

7. Change of Control.

7.1 Survival of Rights. Employee's rights on termination of employment under Section 3 of the Agreement, as well as all other rights of Employee under the Agreement or applicable law, shall survive a change of control of Bancorp or Bank whether or not Employee opposed or favored the change of control.

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7.2 Rights on Change of Control. If a change of control of Bancorp or Bank occurs while the Agreement is in effect, Employee shall have ninety (90) days following the date such change of control becomes effective to elect to terminate Employee’s employment with cause. If Employee so elects to terminate, such termination shall constitute a termination by Employee with cause, and Employee shall receive all payments and benefits due to Employee on termination by Employee with cause under Section 3 of the Agreement. Notwithstanding the foregoing, if following such change of control Employee is offered a position of employment either substantially equivalent to Employee’s compensation and position prior to the change of control, or an executive officer position with significant responsibility and compensation commensurate (and substantially equivalent to his previous compensation) with such responsibility, and Employee elects nevertheless to termination Employee’s employment under this Section 7.2, Employee shall be entitled to a maximum severance payment under Section 3.6 equal to one month’s base salary as of the date of termination multiplied by nine (9).

7.3 Base Compensation. Following a change of control, Bank shall not reduce Employee’s base compensation in effect prior to the effective date of the change of control for a period of time equal to the greater of (i) twenty four (24) months from the effective date of the change of control; (ii) one (1) month for each full calendar year Employee has been employed by Bank; or (iii) the remaining term of the Agreement, including any extensions thereof. For purposes of this Subsection 7.3, a period of continuous full-time employment for six months or more in a calendar year shall count as a full calendar year.

7.4 Termination Without Cause. If following a change of control Bank terminates Employee’s employment within two (2) years of the effective date of the change of control because of a reduction in force or for any other reason, other than for cause pursuant to Section 3.3 of the Agreement, such termination shall constitute a termination by Bank without cause, and Employee shall receive all payments and benefits due to Employee on termination under Sections 3.5 and 3.6 of the Agreement, plus: (i) all non-forfeitable deferred compensation, if any; and (ii) unpaid performance bonus payments, if any, payable under Section 4.2 of the Agreement, which shall be declared earned and payable based upon performance up to, and shall be pro-rated as of, the date of termination.

7.5 Options and Stock. If Employee is a participant in a restricted stock plan or share option plan, and such plan is terminated involuntarily as a result of the change of control, all stock and options shall be declared fully vested and shall be paid, awarded or otherwise distributed. With respect to any unexercised options under any stock option plan, such options may be exercised within the period provided in such plan. Effective as of the date of the change of control, any holding period established for stock paid as bonus or other compensation shall be deemed terminated, except as otherwise provided by law.

7.6 Relocation. If relocation is required by the acquiring institution the relocation package option will be at the choice of the employee. He/She may pick Columbia’s relocation package at the time of the merger or the package offered by the acquiring company. This option is available for one year from the merger date.

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7.7 Definition. As used in this Section, "control" shall mean the acquisition during Employee’s employment of twenty-five percent (25%) or more of the voting securities of Bancorp or Bank by any person, or persons acting as a group within the meaning of Section 13(d) of the Securities Exchange Act of 1934, or to such acquisition of a percentage between ten percent (10%) and twenty-five percent (25%) if the Board or the Comptroller of the Currency, the FDIC, or the Federal Reserve Bank have made a determination that such acquisition constitutes or will constitute control of Bancorp or Bank. The term "person" refers to an individual, corporation, bank, bank holding company, or other entity, but excludes any Employee Stock Ownership Plan established for the benefit of employees of Bancorp or any of its subsidiaries or other affiliates.

8. Post Termination Covenants.

8.1 Non-Compete Covenants. If Employee terminates his employment without cause, or if Employee's employment is terminated by Bank for cause, then for one year from the date of such termination Employee will not, without the prior written consent of Bank:

8.1.1 Undertake full or part-time work, either as an employee or as a consultant, for another financial institution if such work is to be done, in whole or in part, in or from an office or other work site in Yamhill, Wasco, Hood River, Jefferson, Deschutes, Sherman or Gilliam Counties, Oregon, in Klickitat County, Washington, or in any other county in Oregon or Washington in which Bancorp or any of its affiliates has a place of business at the time of termination; or

8.1.2 Hire for any financial institution or other employer (including himself) any employee of Bancorp or any of its affiliates, or directly or indirectly cause such an employee to leave his or her employment to work for another employer, if such employee is to work in or from an office or other work site in Yamhill, Wasco, Hood River, Jefferson, Deschutes, Sherman or Gilliam Counties, Oregon, in Klickitat County, Washington, or in any other county in Oregon or Washington in which Bancorp or any of its affiliates has a place of business at the time of termination.

8.2 Liquidated Damages for Breach of Non-Compete Covenants; Other Remedies. If Employee breaches the covenants of Section 8.1, Employee shall be liable to Bank for liquidated damages equal to the lesser of (i) $18,000, or (ii) $1,500 multiplied by the number of months (including fractions thereof) between the date of breach and one year from the date of Employee’s termination of employment. For example, if the date of breach occurs six months after the date of Employee’s termination, liquidated damages shall be $9,000 (6 x $1,500). The parties agree that Bank’s actual money damages upon Employee’s breach will be difficult to compute, and further agree that the liquidated damages formula provided herein reasonably represents Bank’s actual money damages. Employee shall pay the liquidated damages required hereunder within ten (10) days of the date Bank makes written demand for such payment. Nothing herein shall preclude Bank from enforcing any other legal or equitable remedies it may have upon Employee’s breach, including injunctive relief. Such other remedies may be enforced in addition to Bank’s right to liquidated damages under this Section.

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8.3 Limitation. The covenants in Sections 8.1 and 8.2 do not apply if Employee terminates his employment for cause, if Employee terminates his employment for any reason within ninety (90) days after the effective date of a change of control within the meaning of Section 7 of the Agreement, or if Employee's employment is terminated by Bank without cause.

8.4 Additional Covenants. The following provisions shall apply and be binding on Employee following Employee’s termination of employment under all circumstances, whether termination occurred with cause, without cause, following illness or disability, because of a change of control, or for any other reason:

8.4.1 Employee shall fully cooperate in the defense or prosecution of any litigation arising from or relating to matters about which Employee has knowledge based on his employment or other work, paid or unpaid, for Bank and its affiliates. To the extent allowed by law Employee shall receive reasonable compensation in connection with his performance under this Section 8.4.1;

8.4.2 Employee shall at all times keep all confidential and proprietary information gained from his employment by Bank, or from other previous, present or subsequent paid or unpaid work for Bank and its affiliates, in strictest confidence, and will not disclose or otherwise disseminate such information to anyone, other than to employees of Bank or its affiliates, except as may be required by law, regulation or subpoena; and

8.4.3 Employee shall not take or use for any purpose confidential or proprietary information of Bank or its affiliates, including without limitation customer or potential customer lists and trade secrets.

8.5 Advancement of Employee. Employee acknowledges and agrees that the Agreement constitutes a bona fide advancement of Employee with the Employer under ORS 653.295 in several respects, including without limitation an increase in base salary and benefits.

9. Miscellaneous.

9.1 Recitals; Law; Amendments. Each and every portion of the Agreement is contractual and not a mere recital, and all recitals shall be deemed incorporated into the Agreement. The Agreement shall be governed by and interpreted according to Oregon law and any applicable federal law. The Agreement may not be amended except by a subsequent written agreement signed by all parties hereto.

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9.2 Entire Agreement. The Agreement contains the entire understanding and agreement of the parties with respect to the parties' relationship, and all prior negotiations, discussions or understandings, oral or written, are hereby integrated herein. No prior negotiations, discussions or agreements not contained herein or in such documents shall be binding or enforceable against the parties.

9.3 Counterparts. The Agreement may be signed in several counterparts. The signature of one party on any counterpart shall bind such party just as if all parties had signed that counterpart. Each counterpart shall be considered an original. All counterparts of the Agreement shall together constitute one original document.

9.4 Successors and Assigns. All rights and duties of Bank under the Agreement shall be binding on and inure to the benefit of Bank’s successors and assigns, including any person or entity which acquires a controlling interest in Bank and any person or entity which acquires all or substantially all of Bank’s assets. Bank and any such successor or assign shall be and remain jointly and severally liable to Employee under the Agreement. Employee may not assign or transfer Employee's rights or interests in or under the Agreement other than by a will or by the laws of descent and distribution. The Agreement shall inure to the benefit of and be enforceable by Employee's estate or legal representative.

9.5 Waiver. Any waiver by any party hereto of any provision of the Agreement, or of any breach thereof, shall not constitute a waiver of any other provision or of any other breach. If any provision, paragraph or subparagraph herein shall be deemed invalid, illegal or unenforceable in any respect, the validity and enforceability of the remaining provisions, paragraphs and subparagraphs shall not be affected.

9.6 Arbitration. Any dispute, controversy, claim or difference concerning or arising from the Agreement or the rights or performance of either party under the Agreement, including disputes about the interpretation or construction of the Agreement, shall be settled through binding arbitration in the State of Oregon and in accordance with the rules of the American Arbitration Association. A judgment upon the award rendered in such arbitration may be entered in any court of competent jurisdiction.

9.7 Employee Handbook. Employee agrees to be bound by the terms and conditions of any employee handbook of Bank or its affiliates as may be in effect from time to time, except that in the event of a conflict between such employee handbook and the Agreement, the Agreement shall control.

9.8 Captions. All captions, titles and headings in the Agreement are for convenience only, and shall not be construed to limit any term of the Agreement.

9.9 Definition. When used herein in reference to a corporation, “affiliate” shall mean, without limitation, any parent or subsidiary of the corporation and any entity controlled by the corporation.

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9.10 Exceptions. The Bank Board or the management of Bank may, in its discretion, make exceptions to one or more of the conditions contained in the Agreement, provided that any such exceptions must be approved in writing.

9.11 Prior Contracts. The Agreement replaces and supersedes all prior written employment agreements and amendments thereof between the parties.

Employee

Date:	__________________

COLUMBIA RIVER BANK

By:

Title:

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